 North America Structured Investments  7yrNC1yr EEM/SX5E Auto Callable Contingent Interest Note  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer:  Guarantor:  Minimum Denomination:Indices:  Pricing Date:  Final Review Date:Maturity Date:  Review Dates:  Contingent Interest Rate:Interest Barrier/  Buffer Threshold:Buffer Amount:CUSIP:  Preliminary PricingSupplement:  JPMorgan Chase Financial Company LLCJPMorgan Chase & Co.  $1,000  iShares MSCI Emerging Markets ETF and EURO STOXX 50 Index  February 23, 2018  February 25, 2025February 28, 2025Quarterly  [7.50%-9.50%]* per annum, payable quarterly at a rate of between 1.875% and 2.375%*, if applicable  With respect to each Index, an amount that represents 80.00% of its Initial Value  20.00%  48129H2N6  http://sp.jpmorgan.com/document/cusip/48129H2N6/doctype/Product_Termsheet/document.pdf  Hypothetical Returns**  Lesser Performing Underlying Payment At Maturity (7.50% per  Return annum Contingent Interest Rate)  60.00% $1,018.75  40.00% $1,018.75  20.00% $1,018.75  5.00% $1,018.75  0.00% $1,018.75  -5.00% $1,018.75  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  Automatic Call  If the closing level of each Index on any Review Date (other than the first, second, third and final Review Dates) is greater than or equal to itsInitial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a)$1,000 plus (b) theContingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be madeon the notes.  Payment at Maturity  If the notes have not been automatically called and the Final Value of each Index is greater than or equal to its Buffer Threshold, you will receivea cash payment at maturity, for each $1,000 principal amount note, equal to (a)$1,000 plus (b) the Contingent Interest Payment applicable tothe final Review Date.  If the notes have not been automatically called and the Final Value of either Index is less than its Buffer Threshold, yourpayment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + [$1,000 × (Lesser Performing Index Return + BufferAmount)]  If the notes have not been automatically called and the Final Value of either Index is less than its Buffer Threshold, you will lose some or most of  your principal amount at maturity.  Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk ofJPMorgan Chase & Co., as guarantor of the notes.  -20.00% $1,018.75  -20.01% $999.90  -30.00% $900.00  -60.00% $600.00  -80.00% $400.00  This table does not demonstrate how your coupon payments can varyover the term of your securities.  Contingent Interest  *If the notes have not been called and the closing level of each Index onany Review Date is greater than or equal to its Interest Barrier, you willreceive on the applicable Interest Payment Date for each $1,000  principal amount note a Contingent Interest Payment equal to between$18.75 and $23.75 (equivalent to an interest rate of between 7.50% and  9.50% per annum, payable at a rate of between 1.875% and 2.375%per quarter).  **The hypothetical returns and hypothetical interest payments on thenotes shown above apply only if you hold the notes for their entire termor until automatically called. These hypotheticals do not reflect fees orexpenses that would be associated with any sale in the secondary  market. If these fees and expenses were included, the hypotheticalreturns and hypothetical interest payments shown above would likely belower.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  7yrNC1yr SX5E/EEM Auto Callable Contingent Interest Note  Selected Risks  • Your investment in the notes may result in a loss of up to 80% of your principal at maturity.  • The notes do not guarantee the payment of interest and may not pay interest at all.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial Company  LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject tochanges in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC orJPMorgan Chase & Co.  • You are exposed to the risks of the decline in value of each Index.  • Your payment at maturity may be determined by the Lesser Performing Index.  • Your return is limited to the sum of any Contingent Interest Payments that may be paid over the term of  the notes.  • The automatic call feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk.  • No dividend payments, voting rights, or ownership rights with the equity securities included in each Index.  • The Index has no direct exposure to foreign exchange rates.  • The anti-dilution protection for the Fund is limited  • The performance and market value of the Fund, particularly during periods of market volatility, may not correlate with the performance of its underlying index as well as the net asset value.  • The Fund is subject to energy market risk and foreign currency exchange risk.  • The notes are subject to the risks associated with non-U.S. securities.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and has limited assets.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the  then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer to as  JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The  price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all,may result in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the  assumptions used to determine the pricing of the notes and the estimated value of the notes when theterms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or itsaffiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notesdecline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.  • The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” to the applicable preliminary pricing supplement for  additional information.  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest,you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more completeinformation about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any productsupplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be  used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com